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                                                                     EXHIBIT 8.2


               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center
                           Boston, Massachusetts 02111

                                                                617 542 6000
                                                                617 542 2241 fax



                                              November 9, 2000

Applied Science and Technology, Inc.
90 Industrial Way
Wilmington, MA 01887

Re:  Merger pursuant to Agreement and Plan of Merger among MKS Instruments,
     Inc., Mango Subsidiary Corp., and Applied Science and Technology, Inc.    .

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated as of October 2, 2000 (the "Merger Agreement"), by and among MKS Instruments, Inc., a Massachusetts corporation ("Parent"), Mango Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and Applied Science and Technology, Inc., a Delaware corporation ("Target"). Pursuant to the Merger Agreement, Sub will merge with and into Target (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. by Parent and Target containing certain representations of Parent and Target relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         In our capacity as counsel to Target in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Merger Agreement and the exhibits thereto, the registration statement on Form S-4 that includes the Joint Proxy Statement and Prospectus relating to the Merger Agreement, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and



                        Boston New York Reston Washington
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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Applied Science and Technology, Inc.
November 9, 2000
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at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

         The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Target that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Target stock.

         On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

1. The Merger will constitute a reorganization within the meaning of Section 368(a);

2. No gain or loss will be recognized by Parent, Sub, or Target as a result of the Merger;

3. No gain or loss will be recognized by the shareholders of Target upon the exchange of Target stock solely for shares of Parent stock in the Merger;

4. Cash received by the shareholders of Target in lieu of fractional shares of Parent stock will be treated as received as a distribution in redemption of such fractional shares, subject to the
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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Applied Science and Technology, Inc.
November 9, 2000
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     provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by Parent;

5. The tax basis of the shares of Parent stock received by the shareholders of Target in the Merger will be equal to the tax basis of the shares of Target stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Parent stock treated as sold or exchanged under Section 302; and

6. The holding period for the shares of Parent stock received by the shareholders of Target will include the holding period for the shares of Target stock exchanged therefor in the Merger, provided that the shares of Target stock are held as capital assets at the Effective Time.

         In rendering this opinion, we have assumed that Hale and Dorr LLP has delivered, and has not withdrawn, the opinion provided for in Section 8.2(c) of the Merger Agreement. No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         This opinion is being delivered to you solely in connection with the Merger Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                                                     Very truly yours,


                                                     /s/ Mintz, Levin, Cohn,
                                                         Ferris, Glovsky and
                                                         Popeo, P.C.
                                                     ---------------------------
                                                     MINTZ, LEVIN, COHN, FERRIS,
                                                     GLOVSKY and POPEO, P.C.